Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Intelligent Bio Solutions Inc. of our report dated December 7, 2022, relating to the financial statements of Intelligent Fingerprinting Limited as of December 31, 2021 and 2020 and for the years then ended, which appear in the Form 8-K/A of Intelligent Bio Solutions Inc. filed on December 8, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY Haines Norton

Sydney, New South Wales

12 July 2023